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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 5)

                             Fort James Corporation
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    347471104
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].


                                Page 1 of 7 Pages
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                                                                    SCHEDULE 13G
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----------------------------                      -----------------------------
CUSIP NO. 347471104                    13G           Page   2   of   7   Pages
----------------------------                      -----------------------------

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    1.     NAME OF REPORTING PERSONS
           S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

           James River Corporation of Virginia StockPlus Investment Plan Trust I.R.S. Identification No. 13-3761310

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    2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                   (b) [x]

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    3.     SEC USE ONLY

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    4.     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   Virginia
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 NUMBER OF           5.      SOLE VOTING POWER-                        -0-
   SHARES            -----------------------------------------------------------
BENEFICIALLY         6.     SHARED VOTING POWER                   8,757,069
OWNED BY EACH       -----------------------------------------------------------
 REPORTING           7.     SOLE DISPOSITIVE POWER                     -0-
PERSON WITH         -----------------------------------------------------------
                     8.     SHARED DISPOSITIVE POWER              8,757,069
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    9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  8,757,069

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   10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                         [ ]
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   11.

           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                     4.19%
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   12.     TYPE OF REPORTING PERSON
                                                                     EP
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                                                                    SCHEDULE 13G
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ITEM 1.

      (a)   Name of Issuer:

            Fort James Corporation

      (b)   Address of Issuer's Principal Executive Offices:

                  120 Tredegar Street
                  Richmond, VA 23219

ITEM 2.

      (a)   Name of Person Filing:

                  The Bank of New York, as Trustee for James River Corporation of Virginia StockPlus Investment Plan Trust

      (b)   Address of Principal Business Office:

                  The Bank of New York
                  Master Trust/Master Custody Division
                  One Wall Street
                  New York, NY  10286

      (c)  Citizenship:

                  New York

      (d) Title of Class of Securities:

                  Common Stock

      (e) CUSIP Number:

                  347471104


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                                                                    SCHEDULE 13G
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b),
       CHECK WHETHER THE PERSON FILING IS A:

       (a)  ___   Broker or Dealer registered under Section 15 of the Act

       (b)  ___   Bank as defined in Section 3(a)(6) of the Act

       (c)  ___   Insurance Company as defined in Section 3(a)(19) of the Act

       (d)  ___   Investment Company registered under Section 8 of the
                  Investment Company Act

       (e)  ___   Investment Adviser registered under Section 203 of the
                  Investment Advisers Act of 1940

       (f)   X    Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                  1974 or Endowment Fund; see Section 240.13d-1(b)(ii)(F)

       (g)  ___   Parent Holding Company, in accordance with Section
                  240.13d-1(b)(ii) (G) (Note: See Item 7)

       (h)  ___   Group, in accordance with Section 240.13d-1(b)(ii)(H)

ITEM 4.  OWNERSHIP

      As of December 31, 1997:

      (a)   Amount Beneficially Owned:

                  8,757,069

      (b)   Percent of Class:

                  4.19%


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                                                                    SCHEDULE 13G
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      (c)   Number of shares as to which such person has:

            (i) sole power to vote or to direct the vote

                  -0-

            (ii) shared power to vote or to direct the vote

                  8,757,069

            (iii) sole power to dispose or to direct the disposition of

                  -0-

            (iv) shared power to dispose or to direct the disposition of

                  8,757,069

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      The Bank of New York, as Trustee, holds the stock of Fort James Corporation (the "Company") for the exclusive benefit of participants and beneficiaries in the James River Corporation of Virginia StockPlus Investment Plan (the "Plan") pursuant to the terms of the Plan and the trust agreement between the Company and the Trustee with respect to the Plan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not applicable.


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                                                                    SCHEDULE 13G
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

      Not applicable.

ITEM 10.  CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


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                                                                    SCHEDULE 13G
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Date: February 11, 1998

                                      /s/ Anthony J. Passanesi
                                    ---------------------------------
                                          (Signature)
                                          Anthony J. Passanesi
                                          Vice President
                                          The Bank of New York
                                          One Wall Street
                                          New York, New York 10286


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                                  EXHIBIT INDEX

Exhibit I               Statement of The Bank of New York